Exhibit 5.1

February 7, 2007

NeoStem, Inc.
420 Lexington Avenue
Suite 450
New York, New York  10170

Dear Sirs:

We have acted as counsel to NeoStem, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-1 (the “Registration Statement”) filed under the Securities Act of 1933, as amended (the “Act”), relating to the proposed public offering of up to 11,273,269 shares of common stock, par value $0.001 per share (the “Common Stock”), including (i) 5,484,000 shares of Common Stock (the “Shares”), (ii) 5,104,169 shares of Common Stock (the “Warrant Shares”) that are issuable upon the exercise of warrants to be registered (the “Warrants”), and (iii) 685,100 shares of Common Stock (the “Unit Warrant Shares”) that are issuable upon the exercise of outstanding warrants (the “Unit Warrants”) to purchase units consisting of Common Stock and warrants to purchase Common Stock.

As such counsel, we have reviewed the corporate proceedings taken by the Company with respect to the authorization of the issuance of the Shares. We have also examined and relied upon originals or copies of such corporate records, documents, agreements or other instruments of the Company as we have deemed necessary to review. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have entirely relied upon certifications of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certifications.

We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing a document. We have also assumed that the registration requirements of the Act and all applicable requirements of state laws regulating the sale of securities will have been duly satisfied.

Subject to the foregoing, we are of the opinion that (i) the Shares have been duly authorized, and, (ii) the Warrant Shares, when sold, paid for, issued and delivered in accordance with the terms of the Warrants, will be, and (iii) the Unit Warrant Shares, when issued in accordance with the terms of the Unit Warrants and the warrants underlying the Unit Warrants, will be, when the Registration Statement has become effective under the Act and the Shares have been issued and sold as contemplated in such Registration Statement, validly issued, fully paid and non-assessable.

This opinion is limited to the provisions of the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Lowenstein Sandler PC
LOWENSTEIN SANDLER PC